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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

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                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)         September 30, 1996
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                       Pegasus Aircraft Partners, L.P.
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               (Exact Name of Registrant as Specified in Charter)

Delaware                            0-17712                      1099968
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(State or Other Jurisdiction        (Commission              (IRS Employer
      Of Incorporation)             File Number)             Identification No.)



Four Embarcadero Center, Suite 3550, San Francisco, CA                  94111
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(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code         (415) 434-3900
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                                     N/A
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        (Former Name or Former Address, if Changed Since Last Report)
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Item 5 Other Events

Pegasus Aircraft Partners, L.P.(the "Partnership") owns two Boeing 727-200 non-advanced aircraft, originally acquired on December 1988 for $6,308,000 per aircraft. In February 1994 and April 1994, the Partnership entered into leases with Kiwi International Air Lines Inc., ("Kiwi") each originally for a term of approximately five years with rents payable monthly in advance at $55,000 per aircraft. The leases were modified in 1995 and extended to December 31, 1999. The leases also require Kiwi to pay maintenance reserves for airframe and engines, which can be drawn down by Kiwi for specific maintenance procedures, of $250 per flight hour. The aircraft were delivered in April and July 1994. In connection with the first Kiwi lease, the Partnership also acquired an additional aircraft engine, at a cost of $195,000, which is used as a spare by Kiwi on a utilization basis at $105 per flight hour of use. The Partnership invested an additional $3,108,000 for maintenance, aging aircraft modifications and other Kiwi requested modifications prior to delivery, $580,000 of which was funded by return condition settlement payments from the prior lessee. The leases allow Kiwi to request that the aircraft be hushkitted by the Partnership at a cost of approximately $1.9 million each to obtain Stage 3 noise abatement status. If the Partnership were to hushkit an aircraft, the lease term is reset to five years and the rent increases by approximately $40,000 per month. If the Partnership determines that the huskitting is economically unfeasible and elects to not do the work, Kiwi can terminate the lease. An affiliated partnership and affiliates of the Managing General Partner also own aircraft leased to Kiwi.

In June 1996, Kiwi agreed with the FAA to ground 25% of its fleet due to certain pilot training handbook deficiencies. In August 1996, Kiwi and the FAA resolved the deficiencies and Kiwi returned to full capacity. In addition to the FAA grounding, Kiwi was also negatively impacted by the market reaction to the ValuJet incident and as a result, did not meet its financial goals. In July 1996, an outside institutional investor contributed $4,000,000 in return for a convertible note due in March 1997, for up to 32% of Kiwi's common stock and two seats on Kiwi's Board of Directors. The investor has options to invest an additional $6,000,000 in convertible preferred stock which expires in March 1997. Existing shareholders (including directors and employees) were to be given the opportunity to make additional investments.

Kiwi requested and was granted by the Partnership a deferral of its August 1996 rental and July 1996 maintenance payments. Kiwi was also unable to make its September rental and August maintenance payments and was placed in default by the Partnership

In late September, Kiwi proposed a restructuring of its obligations with certain creditors, including the Partnership, which the Partnership was reviewing. On September 30, 1996, Kiwi filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code ("Bankruptcy Code") and has not made any subsequent payments. Generally, under Section 1110 of the Bankruptcy Code, Kiwi has sixty days from the filing to cure all arrearages with respect to an aircraft lease or return the aircraft. The Kiwi leases account for approximately 17% of the Partnership's rental revenue and the aircraft
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had net book values aggregating approximately $4,200,000.  The Partnership currently holds maintenance deposits aggregating approximately $1,606,000, which the Partnership believes will not be sufficient to complete work required on the aircraft and the related engines to meet lease return conditions and make the aircraft marketable. Kiwi indicated that it is going to reduce its fleet in the short term, and it is likely that Kiwi will return one or both of the Partnership's aircraft. Further, Kiwi told the Partnership that, absent debtor in possession financing, it may cease operations. On Tuesday October 15,1996, Kiwi ceased scheduled flight operations while still exploring financial alternatives. The court granted the Partnership the right to retrieve its aircraft for safekeeping. It is likely that the Partnership will incur significant costs to re-lease the aircraft. Further, there could be a significant delay before the aircraft are redeployed. The long term impact of the Kiwi bankruptcy on the Partnership's ability to realize upon the value of its aircraft is not determinable at this time.





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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     Pegasus Aircraft Partners, L.P.(Registrant)
                                     By:  Air Transport Leasing, Inc.
                                          Administrative General Partner

 Dated:  October 16, 1996            By:  /s/ Joseph P. Ciavarella
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                                          Joseph P. Ciavarella
                                          Vice President, Treasurer and
                                          Chief Financial and Accounting Officer